Exhibit 99.1

Armata Pharmaceuticals Receives $2.5 Million of Additional Non-Dilutive Award Funding from the
U.S. Department of Defense to Support AP-SA02

Supports Phase 3 readiness of AP-SA02

Non-dilutive DoD funding totals $28.7M to date

LOS ANGELES, Calif., June 23, 2026 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced that it has received an additional $2.5 million of non-dilutive funding pursuant to a previously announced Department of Defense (DoD) award, received through the Medical Technology Enterprise Consortium (MTEC) and managed by the Naval Medical Research Command (NMRC) – Naval Advanced Medical Development (NAMD) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program. The award, which now totals $28.7 million, supports the development of Armata’s lead clinical candidate AP-SA02, for adjunct treatment of complicated Staphylococcus aureus (“S. aureus”) bacteremia (“SAB”) caused by methicillin-sensitive S. aureus (“MSSA”) or methicillin resistant S. aureus (“MRSA”). The additional $2.5 million is intended to fund key activities to support Phase 3 readiness of AP-SA02.

“The DoD has been a strong and valued partner in the development of AP-SA02, and we appreciate its continued support for this important program,” said Dr. Deborah Birx, Chief Executive Officer of Armata. “With phage therapy gaining attention globally as a potential tool to combat the growing antimicrobial resistance crisis, DoD support at the federal level is important to ensuring the U.S. contributes to this critical field. We remain focused on moving AP-SA02 efficiently through clinical development with the goal of delivering this novel phage-based therapy to patients in need, including both military and civilian populations.”

“Armata is advancing plans to initiate a Phase 3 superiority study of intravenous AP-SA02 in complicated SAB in the second half of 2026. Principal Investigators at sites around the U.S. continue to express excitement about participating in the Phase 3 study. We believe AP-SA02 has the potential to bring new hope to all patients affected by this common, highly severe, and often deadly infection,” concluded Dr. Birx.

About AP-SA02

Armata is developing AP-SA02, a fixed multi-phage cocktail, for the adjunct treatment of complicated SAB caused by MSSA or MRSA. AP-SA02 has received Qualified Infectious Disease Product (QIDP) and Fast Track designations from the U.S. Food and Drug Administration. Armata’s diSArm study (NCT05184764) was a Phase 1b/2a, multicenter, randomized, double-blind, placebo-controlled, multiple ascending dose escalation study of the safety, tolerability, and efficacy of intravenous AP-SA02 in addition to best available antibiotic therapy (“BAT”) compared to BAT alone (placebo) for the treatment of adults with complicated SAB. Positive results from the Phase 2a diSArm study were highlighted in a late-breaking oral presentation at IDWeek 2025™ in October 2025.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, S. aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic, including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata's planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2026, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569